Exhibit 10.2

[SEARS HOLDINGS LETTERHEAD]

August 15, 2011

Mr. Robert A. Schriesheim

[Address Omitted]

Dear Rob,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Executive Vice President, reporting to SHC’s Chief Executive Officer and President, Louis D’Ambrosio. Your start date will be August 16, 2011. Effective on or about August 22, 2011, you will assume the title and responsibilities of Chief Financial Officer, in which capacity you also will report to Mr. D’Ambrosio. This letter serves as confirmation of our offer subject to the contingencies listed below. Please note that this offer has been approved by the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”). This offer is contingent upon you signing the attached Executive Severance Agreement (the “Agreement”).

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $800,000, to be reviewed annually.

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual incentive opportunity of 150% of your base salary. Your target incentive under the 2011 AIP will be prorated from your start date through January 28, 2012, the last day of SHC’s 2011 fiscal year (“2011 Incentive Opportunity”). Notwithstanding the forgoing, for SHC’s 2011 fiscal year, you will be eligible to receive an incentive payment equal to the greater of (a) the actual incentive earned and payable to you under the 2011 AIP or (b) 100% of your 2011 Incentive Opportunity (referred to above) (“Special Incentive Award”). The Special Incentive Award will be reduced by any amount payable to you under the 2011 AIP. Any incentive payable with respect to a fiscal year (including the Special Incentive Award) will be paid April 15th of the following fiscal year, provided that you are actively employed at the payment date or are terminated by SHC for reasons other than Cause (as defined in the Agreement) after the last day of the 2011 fiscal year and prior to the payment date. Further details regarding our 2011 AIP target award will be provided to you following your start date.

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You will be eligible to receive a special cash retention bonus equal to the greater of (a) the actual incentive earned and payable to you under the 2012 AIP or (b) 50% of your target incentive opportunity under the 2012 AIP (“Retention Award”), following SHC’s 2012 fiscal year, subject to the following terms. The Retention Award will be reduced by any amount payable to you under the 2012 AIP and will be paid April 15, 2013, provided that you are actively employed at the payment date.

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You will receive a one-time cash sign-on bonus of $350,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC (other than for Good Reason) or are terminated by SHC for Cause within twenty four (24) months of your start date, you will be required to repay this amount to SHC within thirty (30) days of your last day worked.

•	Subject to approval of the Compensation Committee, you will receive the following grants of restricted stock under the Sears Holdings Corporation 2006 Stock Plan:

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An initial grant of restricted stock valued at $4,000,000. The number of restricted shares granted will be determined using the market closing price of SHC shares on the grant date. The grant date will be Monday, August 22, 2011, provided we have received your executed Agreement. The restricted shares granted will be scheduled to vest on a graded basis, with one-third (1/3rd) of the shares granted vesting on each of the next three (3) anniversaries of the grant date.

Robert A. Schriesheim

August 15, 2011

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Additional grants of restricted stock on each of the first and second anniversaries of your start date valued at $500,000 each. The number of restricted shares granted upon each of these two additional grant dates will be determined using the market closing price of SHC shares on the applicable grant date. The additional restricted shares granted will vest in full on the second (2nd) anniversary of the applicable grant date.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services for periods after your start date, except in either case as disclosed to and approved by SHC in advance of your start date. You agree that you will not after the date hereof and except as previously disclosed to SHC (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•	You will be required to sign the Agreement. If your employment with SHC is terminated by SHC other than for Cause, death or Disability (as defined in the Agreement) or by you for Good Reason:

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During the first twelve (12) months of employment, you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination plus twelve (12) months of continued group health coverage (as provided under the Agreement) at active employee rates; or

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After the first twelve (12) months of employment, you will receive twelve (12) months of salary continuation, equal to your base salary plus an amount equal to your target annual bonus at the time of termination plus twelve (12) months of continued group health coverage (as provided under the Agreement) at active employee rates.

In the event of a Transfer of Shareholdings (as defined in the Agreement), additional benefits are provided as set forth in the Agreement. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement.

Robert A. Schriesheim

August 15, 2011

The payments and benefits that you will receive upon termination are more fully set forth in the Agreement.

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You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Rob, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ J. David Works

J. David Works

Enclosure(s)

Accepted:

/s/ Robert A. Schriesheim	8/15/2011
Robert A. Schriesheim	Date